UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2014 (December 30, 2013)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas		77099
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced that Melinda Passmore, age 54, will become the Vice President and Chief Financial Officer (“CFO”) of the Company beginning on January 27, 2014. A copy of the Company’s December 30, 2013 press release announcing that news is furnished hereto as Exhibit 99.1.

Melinda. Passmore has 30 years of accounting, financial and IT systems experience, including 12 years at Commercial Metals Company, a Fortune 500 global steel manufacturer. At Commercial Metals, she served as corporate controller and chief accounting officer over a period of seven years. Subsequently, she was vice president and chief information officer at Commercial Metals for five years. Most recently, Ms. Passmore was chief financial officer of Country Fresh, a fast-growing privately held wholesale food supplier. At Country Fresh, she was responsible for financial, tax and treasury reporting, as well as plant strategy optimization and technology systems integration. Prior to her employment at Country Fresh, Ms. Passmore was senior vice president finance for Archipelago Learning, a leading publicly traded international education company.

Upon becoming Vice President and CFO, Ms. Passmore will receive an annual base salary of $260,000, she will participate in the Company’s annual incentive compensation and long-term incentive compensation programs, and she will receive a signing bonus of $40,000 (subject to repayment if she voluntarily terminates here employment within 12 months). Ms. Passmore also will be granted time-based restricted stock awards for an aggregate of 4,000 shares of the Company’s common stock; 2,000 shares will vest at the end of the first year of service and 2,000 shares will vest at the end of the second.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release, dated December 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ Roger C. Jackson	Date: January 3, 2013
Name:	Roger C. Jackson
Title:	Vice President & General Counsel.